Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply, Inc. Elects Wilson B. Sexton to Board of Directors

PEABODY, MA—(BUSINESS WIRE—9:00 A.M.  EST)—October 22, 2004—Beacon Roofing Supply, Inc. (Nasdaq: BECN), a leading distributor of roofing materials in key metropolitan markets in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States and in Eastern Canada, today announced the election of Wilson “Rusty” Sexton, Chairman of the Board of Directors of SCP Pool Corporation (“SCP Pool”), to its Board of Directors.

Mr. Sexton has been the Chairman of the Board and a Director of SCP Pool (Nasdaq: POOL) since 1993. From January 1999 to May 2001, Mr. Sexton also served as Chief Executive Officer of SCP Pool. SCP Pool is the world’s largest wholesale distributor of swimming pool supplies, equipment and related leisure products.

“We are very pleased to welcome Rusty to our board of directors,” said Robert R. Buck, President and CEO of Beacon Roofing Supply, Inc. (www.beaconroofingsupply.com). “His experience as Chairman and past CEO of SCP Pool and his contributions to their significant growth and success have given him the background to contribute to our future growth.”

Mr. Sexton said, “I look forward to working with Beacon Roofing Supply, a successful distribution company in a growth industry. I am excited about its prospects.”

Forward-Looking Statements

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s S-1 Registration Statement.  In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change.  However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

For more information:  Dave Grace, CFO, 978-535-7668